Exhibit 99.1

December 3, 2004

Chesapeake Corporation Receives Requisite Consents in

Tender Offer and Consent Solicitation for

7.20% Debentures Due March 15, 2005

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) announced today the results to date in its previously announced cash tender offer to purchase any and all of its outstanding $85.0 million aggregate principal amount of 7.20% Debentures due March 15, 2005 (CUSIP #165159AF1) and solicitation of consents to proposed amendments to the indenture governing the debentures. As of 5:00 p.m. Eastern Standard Time on December 2, 2004 (the "Consent Payment Deadline"), tenders and consents had been received for approximately $66.8 million in aggregate principal amount of the debentures, representing approximately 78.5% of the outstanding debentures.

The percentage of consents received exceeds the requisite consents needed to amend the indenture governing the debentures. Chesapeake and The Bank of New York, the trustee under the indenture, have executed a supplemental indenture to effect the proposed amendments. However, the proposed amendments will not become operative with respect to the debentures and the indenture until the tendered Notes are accepted for purchase by Chesapeake. If the tender offer is terminated or withdrawn, the proposed amendments will not become operative. The proposed amendments would eliminate the principal restrictive covenants in the indenture and would permit satisfaction and discharge of any debentures not tendered in the offer. Debentures tendered on or prior to the Consent Payment Deadline will be settled on the initial settlement date, which is expected to be on or about December 8, 2004.

The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, dated November 18, 2004. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on December 20, 2004, unless extended or earlier terminated.

Chesapeake intends to pay amounts due in connection with the tender offer and consent solicitation, together with related fees and expenses, with the net proceeds from the previously announced offering of Senior Subordinated Notes due 2014. The offer is subject to the satisfaction of certain conditions, including the company having entered into arrangements satisfactory to it with respect to financing sufficient to complete the tender offer, and other customary conditions.

The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement and related materials have been distributed to holders of the debentures, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offer, at (866) 873-6300 (U.S. toll free) and (212) 430-3774 (collect).

Chesapeake has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) and (704) 388-9217 (collect).

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer is being made solely pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement, dated November 18, 2004, and related Consent and Letter of Transmittal (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the tender offer.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.